Exhibit 99.1

For more information contact:

JoAnn Horne

Market Street Partners

415/445-3233

DG REPORTS FIRST QUARTER 2013 RESULTS

•                  Total online segment revenues increase 10%

•                  North America online segment revenues increase 20%

Dallas, TX — May 7, 2013 — DG® (NASDAQ: DGIT), the leading global independent ad management and distribution platform, today reported financial results for the first quarter of 2013.

Consolidated revenue for the three months ended March 31, 2013 decreased 1% to $92.0 million, compared to $92.8 million in the same period of 2012.  DG’s first quarter loss from continuing operations was $1.1 million, or $0.04 per diluted share, compared to income from continuing operations of $1.3 million, or $0.05 per diluted share, in the prior year period. First quarter Adjusted EBITDA was $28.4 million, compared to $29.6 million reported in the first quarter of 2012.

“With double digit growth in the quarter, the online business is experiencing higher demand for our ad serving platform, with its unmatched analytics capabilities,” said Neil Nguyen, CEO and President of DG.  “Our ability to deliver innovative and effective multi-screen advertising aligns directly with the industry’s growth in online video.  We are confident about our unique positioning at the center of this video-centric advertising and expect continued momentum in our video and online business.”

First quarter highlights include:

•                  The online segment generated revenue of $34.1 million, an increase of 10% from the year earlier period.

•                  The television segment generated revenue of $57.9 million, a decrease of 6% from the year earlier period.

•                  High Definition (HD) penetration for the quarter increased to 36% from 25% in the first quarter of 2012.

•                  Operating income included $2.7 million of acquisition, integration and other related expenses.

•                  Cash flow from operations increased to $21.6 million in the first quarter from $12.0 million in the prior year period.

750 West John Carpenter Freeway

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www.dgit.com

•                  The Company repaid $51.2 million of outstanding debt under its credit facility; resulting in $403.1 million outstanding.

•                  As of March 31, 2013, DG reported $47.3 million of cash and short-term investments.

•                  Significant product advancements were announced in multiscreen ad management, including HTML5, mobile rich media, and interactive video.

•                  All products and services were unified under a new DG master brand in Q1 2013, presenting a single, comprehensive solution to customers and the marketplace.

First Quarter 2013 Financial Results Webcast

The Company’s first quarter conference call will be broadcast live on the Internet at 5 p.m. ET on May 7, 2013.  The webcast is open to the general public and all interested parties may access the live webcast on the Internet at the Company’s web site at www.dgit.com.  Please allow 15 minutes to register and download or install any necessary software.

Acquisitions / Discontinued Operations

The Company has completed two acquisitions that have impacted the comparability of the operating results presented.  The results of operations for each of the following entities have been included in the Company’s results since the acquisition date.

•                  Peer 39, Inc. (“Peer 39”) on April 30, 2012 (included in online segment)

•                  NCMG, Inc. (“North Country”) on July 31, 2012 (included in television segment)

We sold the net assets of our Springbox unit effective June 1, 2012 for estimated proceeds of $0.9 million, resulting in an after tax loss of $0.6 million.  Results of our Springbox unit have been included in discontinued operations for 2012.

Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (GAAP), the Company has historically provided additional financial measures that are not prepared in accordance with GAAP (non-GAAP). We believe that the inclusion of Adjusted EBITDA and Segment Adjusted EBITDA before corporate overhead as non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of our past performance and future prospects, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts. Our management uses Adjusted EBITDA and Segment Adjusted EBITDA before corporate overhead as non-GAAP financial measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods and to the performance of our competitors.

We use Adjusted EBITDA and Segment Adjusted EBITDA before corporate overhead to measure the operating performance of our business.  These measures are used by management in its financial and operational decision-making. There are limitations associated with reliance on any non-GAAP financial measures because they are specific to our operations and financial performance, which makes comparisons with other companies’ financial results more challenging. By providing both GAAP and non-GAAP financial measures, we believe that investors are able to compare our GAAP results to those of other companies while also gaining a better understanding of our operating performance as evaluated by management.

The Company considers Adjusted EBITDA to be an important indicator of the overall performance of the Company because it eliminates the effects of events that are non-cash, or are not expected to recur as they are not part of our ongoing operations.

The Company defines “Adjusted EBITDA” as income (loss) from operations, before depreciation and amortization, share-based compensation, acquisition, integration and other expenses, and restructuring / impairment charges and benefits.  The Company considers Adjusted EBITDA to be an important indicator of the Company’s operational strength and performance and a good measure of the Company’s historical operating trends.

Adjusted EBITDA eliminates items that are either not part of our core operations, such as acquisition, integration and other expenses or do not require a cash outlay, such as share-based compensation and impairment charges.  Adjusted EBITDA also excludes depreciation and amortization expense, which is based on the Company’s estimate of the useful life of tangible and intangible assets.  These estimates could vary from actual performance of the asset, are based on historical costs, and may not be indicative of current or future capital expenditures.

Segment Adjusted EBITDA before corporate overhead represents Adjusted EBITDA before corporate overhead on a segment by segment basis.

Adjusted EBITDA and Segment Adjusted EBITDA before corporate overhead should be considered in addition to, not as a substitute for, the Company’s operating income, as well as other measures of financial performance reported in accordance with GAAP.

Reconciliation of Non-GAAP Financial Measures

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, the Company is presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measures to the comparable GAAP measure.

About DG

DG (NASDAQ: DGIT) is the leading global multiscreen advertising management and distribution platform, fueling campaign management across TV, online, mobile and beyond. Through a combination of technology and services, DG empowers brands and advertisers to work faster, smarter and more competitively. Boasting the world’s largest hybrid satellite and Internet network for broadcast video delivery, the Company’s unparalleled campaign management encompasses multiscreen ad delivery, cross-channel research and analytics, and unified asset management.  The DG product portfolio consists of two overarching product lines for online and video campaign management: MediaMind and VideoFusion.

With New York as a center of operations, DG is a global company that connects over 14,000 advertisers and 7,400 agencies worldwide with their targeted audiences through an expansive network of over 50,000 media destinations across TV broadcast and digital advertising in 78 countries, managing approximately ten percent of the world’s media assets. For more information, visit http://www.dgit.com.

Forward-Looking Statements

This release contains forward-looking statements relating to the Company. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected.  Such risks and uncertainties include, among other things;

•                  our ability to further identify, develop and achieve commercial success for new products;

•                  delays in product development;

•                  the development of competing distribution and online services and products, and the pricing of competing services and products;

•                  our ability to protect our proprietary technologies;

•                  the shift of advertising spending by our customers to online and non-traditional media from television and radio;

•                  the demand for HD ad delivery by our customers;

•                  integrating MediaMind and other acquisitions with our operations, systems, personnel and technologies;

•                  our ability to successfully transition customers from our previous online acquisitions to our MediaMind digital platform for ad delivery;

•                  operating in a variety of foreign jurisdictions;

•                  fluctuations in currency exchange rates;

•                  adaptation to new, changing, and competitive technologies;

•                  potential additional impairment of our goodwill and potential impairment of our other long-lived assets;

and other risks relating to DG’s business which are set forth in the Company’s filings with the Securities and Exchange Commission.  DG assumes no obligation to publicly update or revise any forward-looking statements.

(Financial Tables Follow)

Digital Generation, Inc.

Unaudited Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2013	2012
Revenues	$91,977	$92,849
Cost of revenues	32,981	32,497
Research and development	4,908	6,132
Sales and marketing	17,251	13,431
General and administrative	8,423	11,224
Operating expenses, excluding depreciation and amortization, share-based compensation and acquisition, integration and other expenses	63,563	63,284
Adjusted EBITDA	28,414	29,565
Depreciation and amortization	15,004	13,229
Share-based compensation	3,218	4,471
Acquisition, integration and other expenses	2,662	1,470
Operating income	7,530	10,395
Other (income) expense, net	(174)	(10)
Loan fee write-off	1,384	—
Other interest expense, net	7,577	8,093
Interest expense and other, net	8,787	8,083
Income (loss) before income taxes from continuing operations	(1,257)	2,312
Provision (benefit) for income taxes	(129)	1,033
Income (loss) from continuing operations	(1,128)	1,279
Loss from discontinued operations, net of tax	—	(291)
Net income (loss)	$(1,128)	$988

Basic earnings (loss) per share:
Continuing operations	$(0.04)	$0.05
Discontinued operations	—	(0.01)
Total	$(0.04)	$0.04

Diluted earnings (loss) per share:
Continuing operations	$(0.04)	$0.05
Discontinued operations	—	(0.01)
Total	$(0.04)	$0.04

Weighted average common shares outstanding:
Basic	27,668	27,210
Diluted	27,668	27,311

Digital Generation, Inc.

Unaudited Segment Information

(In thousands)

	Three Months Ended March 31, 2013			Three Months Ended March 31, 2012
	Television	Online	Consolidated	Television	Online	Consolidated
Revenues	$57,908	$34,069	$91,977	$61,831	$31,018	$92,849

Segment Adjusted EBITDA before corporate overhead	29,933	4,283	34,216	34,192	1,336	35,528
Less corporate overhead			(5,802)			(5,963)
Adjusted EBITDA			28,414			29,565
Less:
Depreciation and amortization			(15,004)			(13,229)
Share-based compensation			(3,218)			(4,471)
Acquisition, integration and other			(2,662)			(1,470)
Income from operations			$7,530			$10,395

Digital Generation, Inc.

Unaudited Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended March 31,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$(1,128)	$988
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment	7,495	5,965
Amortization of intangibles	7,509	7,264
Deferred income taxes	1,629	(1,156)
Provision for accounts receivable losses	770	603
Share-based compensation	3,218	4,471
Other	385	230
Changes in operating assets and liabilities:
Accounts receivable	6,530	10,102
Other assets	68	(4,606)
Accounts payable and other liabilities	(5,198)	(11,453)
Deferred revenue	295	(377)
Net cash provided by operating activities	21,573	12,031

Cash flows from investing activities:
Purchases of property and equipment	(3,078)	(5,445)
Capitalized costs of developing software	(3,844)	(2,940)
Long-term investment	—	(1,000)
Proceeds from sale of short-term investments	314	3,350
Other	8	(13)
Net cash used in investing activities	(6,600)	(6,048)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of costs	93	91
Repayments of capital leases	(85)	(133)
Repayments of long-term debt	(51,225)	(26,225)
Net cash used in financing activities	(51,217)	(26,267)

Effect of exchange rate changes on cash and cash equivalents	(946)	580
Net decrease in cash and cash equivalents	(37,190)	(19,704)
Cash and cash equivalents at beginning of year	84,520	72,575

Cash and cash equivalents at end of period	$47,330	$52,871

Supplemental disclosures of cash flow information:
Cash paid for interest	$6,551	$7,238
Cash (received) paid for income taxes	$(1,420)	$3,619

Digital Generation, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2013	2012
	(unaudited)
Cash and short-term investments	$47,330	$84,834
Accounts receivable, net	90,180	97,583
Property and equipment, net	65,413	66,169
Goodwill	368,755	369,137
Intangibles, net	172,397	180,156
Other	39,465	39,332
Total assets	$783,540	$837,211

Accounts payable and accrued liabilities	$39,981	$46,085
Deferred revenue	1,916	1,627
Deferred income taxes	29,706	28,065
Debt	403,122	453,918
Other	17,121	16,322
Total liabilities	491,846	546,017
Total stockholders’ equity	291,694	291,194
Total liabilities and stockholders’ equity	$783,540	$837,211